CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND THE EXCLUDED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].
EX 10.1
SECOND AMENDMENT TO OFFICE LEASE
THIS SECOND AMENDMENT TO OFFICE LEASE (this "Amendment") is made and entered into as of the 8th day of February, 2021, by and between MPVCA SAN MATEO LLC, a California limited liability company ("Landlord”), and KRONOS BIO, INC., a Delaware corporation ("Tenant").
WITNESSETH
A.Landlord (as successor in interest to DWF IV 1300 S El Camino, LLC) and Tenant are parties to that certain Office Lease dated July 19, 2018 (the "Original Lease"), as amended by that certain First Amendment to Office Lease dated March 23, 2020 (“First Amendment”, together, with the Original Lease, collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 8,075 square feet of Rentable Area (the “Original Premises”) described as Suite Nos. 300 and 302 on the third floor of the building located at 1300 South El Camino Real, San Mateo, California (the "Building");
B.Tenant and Landlord agree to relocate Tenant from the Original Premises to 17,340 square feet of Rentable Area described as Suite No. 400 on the 4th floor of the Building shown on Exhibit A attached hereto (the “Substitution Space”); and
C.The Lease by its terms shall expire on April 30, 2025 ("Prior Termination Date"), and the parties desire to extend the Term of the Lease, all on the following terms and conditions.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
I.Substitution.
i.Effective as of the Substitution Effective Date (hereinafter defined), the Premises is hereby increased from 8,075 square feet of Rentable Area described as Suite Nos. 300 and 302 on the third floor of the Building, to 17,340 square feet of Rentable Area described as Suite No. 400 on the 4th floor of the Building, by substituting the Substitution Space for the Original Premises.
ii.The Term of the Lease for the Substitution Space shall commence on the Substitution Effective Date and, unless sooner terminated pursuant to the terms of the Lease, shall end on the Extended Termination Date (as hereinafter defined). The Substitution Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Substitution Space. Effective as of the Substitution Effective Date, the Lease shall be terminated with respect to the Original Premises, and, unless otherwise specified, “Premises” shall mean the Substitution Space. Tenant shall vacate the Original Premises as of the

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND THE EXCLUDED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].
Substitution Effective Date (such date that Tenant is required to vacate the Original Premises being referred to herein as the “Original Premises Vacation Date”) and return the same to Landlord in “broom clean” condition and otherwise in accordance with the terms and conditions of the Lease.
II.Substitution Effective Date.
i.The “Substitution Effective Date” shall be the date upon which Landlord Work (defined below) in the Substitution Space has been substantially completed. The target date (the “Target Substitution Effective Date”) for the occurrence of the Substitution Effective Date is July 1, 2021; provided, however, that the Substitution Effective Date can occur on, before or after the Target Substitution Effective Date. If Landlord shall be delayed in Substantially Completing the Landlord Work in the Substitution Space as a result of the occurrence of any of the following (a “Delay”):
1.Tenant’s failure to furnish information or to respond to any request by Landlord for any approval or information within 2 Business Days of such request; or
2.Tenant’s insistence on materials, finishes or installations that have long lead times after having first been informed by Landlord that such materials, finishes or installations will cause a Delay; or
3.Changes in any plans and specification; or
4.The performance or non-performance by a person or entity employed by Tenant in the completion of any work (all such work and such persons or entities being subject to the prior approval of Landlord); or
5.Any request by Tenant that Landlord delay the completion of any of the Landlord’s work; or
6.Any breach or default by Tenant in the performance of Tenant’s obligations under this Amendment or the Lease; or
7.Any delay resulting from Tenant’s having taken possession of the Substitution Space for any reason prior to substantial completion of the Landlord Work; or
8.Any other delay directly attributable to Tenant, its agents, employees or independent contractors;
then, for purposes of determining the Substitution Effective Date, the date of substantial completion shall be deemed to be the day that said Landlord Work would have been substantially completed absent any such Delay(s). The Substitution Space shall be deemed to be substantially completed on the date that Landlord reasonably determines that all Landlord Work has been performed (or would have been performed absent any Delay[s]), other than any details of construction, mechanical adjustment or any other matter, the nonperformance of

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND THE EXCLUDED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].
which does not materially interfere with Tenant’s use of the Substitution Space. The adjustment of the Substitution Effective Date and, accordingly, the postponement of Tenant’s obligation to pay Rent on the Substitution Space shall be Tenant’s sole remedy and shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of the Substitution Space not being ready for occupancy by Tenant on the Target Substitution Effective Date. During any period that the Substitution Effective Date is postponed and Tenant’s obligation to pay Rent for the Substitution Space is correspondingly postponed, Tenant shall continue to be obligated to pay Rent for the Original Premises in accordance with the terms of the Lease.
ii.In addition to the postponement, if any, of the Substitution Effective Date as a result of the applicability of Paragraph II.A. of this Amendment, the Substitution Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Substitution Space for any other reason (other than Delays by Tenant), including, but not limited to, holding over by prior occupants. Any such delay in the Substitution Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. Notwithstanding the foregoing, if the Substitution Effective Date does not occur on or before August 31, 2021 (as the same may be extended as provided in this Section II.B, below, the "Substitution Effective Date Outside Date"), then Tenant shall receive an abatement of Base Rent commencing following the "Base Rent Abatement Period" (as defined in Section IV below) and continuing thereafter as follows: Tenant shall receive one (1) day of Base Rent abatement for each day of the Delayed Delivery Period ("Base Rent Abatement Remedy"). For purposes of this Lease, "Delayed Delivery Period" shall mean each day after the Substitution Effective Date Outside Date that the Substitution Effective Date does not occur until the Substitution Effective Date occurs. The Substitution Effective Date Outside Date shall be extended one day for each day of delay or delays caused by (a) "Force Majeure Delays," as that term is defined in Exhibit B of the Original Lease, and (b) "Delay," as that term is defined in Section IIA of this Amendment. Tenant shall be entitled to receive the Base Rent Abatement Remedy commencing on the first (1st) day following the Base Rent Abatement Period and continuing until the amount of such Base Rent Abatement Remedy has been exhausted in full. If the Substitution Effective Date is delayed, the Extended Termination Date shall be similarly extended; provided, however, that the Extended Termination Date shall not be extended beyond August 31, 2026.
III.Extension. The Term is extended to a date ("Extended Termination Date") occurring on the earlier of (i) the last day of the sixtieth (60th) full calendar month following the Substitution Effective Date, or (ii) August 31, 2026, unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing on the Substitution Effective Date and ending on the Extended Termination Date shall be referred to herein as the "Substitution Space Term”.
IV.Minimum Monthly Rent. Commencing on the Substitution Effective Date through the Extended Termination Date, the schedule of Minimum Monthly Rent payable with respect to the Substitution Space for the Substitution Space Term is the following:

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND THE EXCLUDED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

Full calendar months of Substitution Space Term	Minimum Monthly Rent
1-12*	$99,705.00
13-24	$102,696.15
25-36	$105,777.03
37-48	$108,950.35
49-60**	$112,218.86
* Plus, any partial month at the beginning of the Substitution Space Term if the Substitution Effective Date does not fall on the first day of the month. The Minimum Monthly Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month at a rate per day which is equal to 1/30 of the applicable Minimum Monthly Rent.
** If the last day of the sixtieth (60th) full calendar month is a date that is after August 31, 2026, then the reference to “60” in the schedule above shall be replaced with “August 31, 2026.”
All such Minimum Monthly Rent shall be payable by Tenant in accordance with the terms of the Lease.
So long as Tenant is not in default hereunder beyond applicable notice and cure periods, Landlord shall abate one hundred percent (100%) of Tenant’s obligation to pay the Minimum Monthly Rent otherwise payable for the Substitution Space for the first [***] ("Base Rent Abatement Period") following the Substitution Effective Date ([***]) (collectively, the “Abated Rent”). In the event Landlord elects to terminate the Lease as a result of a default by Tenant under the terms of the Lease, then as a part of Landlord’s remedies, Landlord shall be entitled to the recovery of the Abated Rent hereunder; provided, however, Tenant acknowledges and agrees that nothing in this subsection is intended to limit any other remedies available to Landlord at law or in equity under applicable law (including, without limitation, the remedies under Civil Code Section 1951.2 and/or 1951.4 and any successor statutes or similar laws).
Tenant shall continue to pay Landlord Minimum Monthly Rent for the Original Premises in accordance with the rental rate set forth in the Lease until the Substitution Effective Date.
V.Additional Security Deposit. Upon Tenant's execution hereof, Tenant shall pay Landlord the sum of $59,650.61 which is added to and becomes part of the Security Deposit, if any, held by Landlord as provided under Article 8 of the Lease as security for payment of Rent and the performance of the other terms and conditions of the Lease by Tenant. Accordingly, simultaneous with the execution hereof, the Security Deposit is increased from $52,568.25 to $112,218.86.
VI.Tenant's Pro Rata Share. For the period commencing with the Substitution Effective Date and ending on the Extended Termination Date, Tenant's “Proportionate Share” and “Pro Rata Percent” for the Substitution Space is 17.3419%.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND THE EXCLUDED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].
VII.Expenses and Taxes. For the period commencing with the Substitution Effective Date and ending on the Extended Termination Date, if the Operating Costs and/or Taxes for any Lease Year, calculated on the basis of the greater of (i) actual Operating Costs and Taxes; or (ii) as if the Complex were at least one hundred percent (100%) occupied and operational for the whole of such Lease Year, are more than the applicable Base Year Costs for Base Operating Costs and Base Taxes (with Base Operating Costs and Base Taxes being calculated separately), Tenant shall pay to Landlord its Proportionate Share applicable to the Substitution Space of any such increase in Operating Costs and/or Taxes, as the case may be, as additional rent in accordance with the terms of the Lease, provided, however, during such period, the Base Year for Base Year Costs for the Substitution Space shall be the 2021 calendar year for Base Operating Costs and the 2021 calendar year for Base Taxes.
Tenant shall continue to pay to Landlord its Proportionate Share applicable to the Original Premises of any increase (as described in the Lease) in Operating Expenses and/or Taxes, as the case may be, in accordance with the terms of the Lease until the Substitution Effective Date.
VIII.Improvements to Substitution Space.
i.Condition of Substitution Space. Tenant has inspected the Substitution Space and agrees to accept the same "as is" without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.
ii.Responsibility for Improvements to Substitution Space. Landlord shall perform improvements to the Substitution Space in accordance with the space plans (“Plans”) attached hereto as Exhibit B and made a part hereof. The improvements to be performed by Landlord in accordance with the Plans are hereinafter referred to as the "Landlord Work." It is agreed that construction of the Landlord Work will be completed at Landlord’s sole cost and expense using Building Standard methods, materials and finishes. Landlord shall enter into a direct contract for the Landlord Work with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord Work. Landlord's supervision or performance of any work for or on behalf of Tenant shall not be deemed a representation by Landlord that such Plans or the revisions thereto comply with applicable insurance requirements, building codes, ordinances, laws or regulations, or that the improvements constructed in accordance with the Plans and any revisions thereto will be adequate for Tenant's use.
IX.Early Access to Substitution Space. Provided that Tenant and its agents do not interfere with the construction of the Landlord Work, Landlord shall endeavor to provide Tenant with reasonable access to the Substitution Space approximately ten (10) days prior to the Substitution Effective Date for the purpose of Tenant installing Tenant’s furniture, fixtures and equipment in the Substitution Space. Landlord shall endeavor to provide at least ten (10) days’ prior notice before the

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND THE EXCLUDED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].
commencement of such ten (10) day period. Prior to Tenant's entry into the Substitution Space as permitted by the terms of this Article IX, Tenant shall submit a schedule to Landlord, for its approval, which schedule shall detail the timing and purpose of Tenant's entry and Tenant shall deliver to Landlord the policies or certificates evidencing Tenant's insurance as required under the terms of the Lease. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Substitution Space and against injury to any persons caused by Tenant's actions pursuant to this Article IX. During any period that Tenant shall be permitted to enter the Substitution Space prior to the Substitution Effective Date, Tenant shall comply with all terms and provisions of the Lease, except those provisions requiring payment of Minimum Monthly Rent or additional rent as to the Substitution Space. If Tenant takes possession of the Substitution Space prior to the Substitution Effective Date for any reason whatsoever (other than the installation of Tenant’s furniture, fixtures and equipment in the Substitution Space), such possession shall be subject to all the terms and conditions of the Lease and this Amendment, and Tenant shall pay Minimum Monthly Rent and additional rent as to the Substitution Space as applicable to the Substitution Space to Landlord on a per diem basis for each day of occupancy prior to the Substitution Effective Date.
X.Holding Over. In the event Tenant continues to occupy the Original Premises after the Original Premises Vacation Date, occupancy of the Original Premises subsequent to the Original Premises Vacation Date shall be that of a tenancy at sufferance and in no event for month-to-month or year-to-year, but Tenant shall, throughout the entire holdover period, be subject to all the terms and provisions of the Lease and shall pay for its use and occupancy an amount (on a per month basis prorated for any partial months during any such holdover) equal to 125% of the Minimum Monthly Rent and additional rent due for the period immediately preceding such holding over, provided that in no event shall Minimum Monthly Rent and additional rent during the holdover period be less than the fair market rental for the Original Premises. No holding over by Tenant in the Original Premises or payments of money by Tenant to Landlord after the Original Premises Vacation Date shall be construed to prevent Landlord from recovery of immediate possession of the Original Premises by summary proceedings or otherwise. In addition to the obligation to pay the amounts set forth above during any such holdover period, Tenant also shall be liable to Landlord for all damage, including any consequential damage, which Landlord may suffer by reason of any holding over by Tenant in the Original Premises, and Tenant shall indemnify Landlord against any and all claims made by any other tenant or prospective tenant against Landlord for delay by Landlord in delivering possession of the Original Premises to such other tenant or prospective tenant.
XI.Parking. From and after the Substitution Effective Date, Section 1.17 of the Original Lease, as amended by the First Amendment, shall be amended by deleting “twenty-six (26)” and replacing it with “fifty-six (56)”.
XII.Right of First Offer to Lease. Landlord hereby grants to the named Tenant in this Amendment (the "Original Tenant") a one-time right of first offer with respect to

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND THE EXCLUDED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].
Suites 300 and 302 in the Building (the "First Offer Space"). Tenant's right of first offer shall be on the terms and conditions set forth in this Article XII.
i.Procedure for Offer. Subject to the terms of this Section XII.E, Landlord shall notify Tenant (the "First Offer Notice") from time to time when the First Offer Space or any portion thereof will become available for lease to third parties. Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the then available First Offer Space. The First Offer Notice shall describe the space so offered to Tenant and the base rent, and other fundamental material economic terms upon which Landlord is willing to lease such space to Tenant.
ii.Procedure for Acceptance. If Tenant wishes to exercise Tenant's right of first offer with respect to the space described in the First Offer Notice, then within five (5) business days of delivery of the First Offer Notice to Tenant, Tenant shall deliver notice to Landlord (the "First Offer Exercise Notice") of Tenant's election to exercise its right of first offer with respect to the entire space described in the First Offer Notice on the terms contained in such notice. If Tenant does not so notify Landlord within such five (5) business day period, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.
iii.Construction In First Offer Space. Tenant shall take the First Offer Space in its "as is" condition, and the construction of improvements and alterations in the First Offer Space shall comply with the terms of the Lease. Any improvement allowance to which Tenant may be entitled shall be as set forth in the First Offer Notice.
iv.Amendment to Lease. If Tenant timely exercises Tenant's right to lease the First Offer Space as set forth herein, then Landlord and Tenant shall within thirty (30) days thereafter execute an amendment to the Lease for such First Offer Space upon the terms and conditions as set forth in the First Offer Notice and this Section XII.D. The rentable square footage of any First Offer Space leased by Tenant shall be determined by Landlord in accordance with Landlord's then current standard of measurement for the Building. Tenant shall commence payment of rent for the First Offer Space, and the term of Tenant's lease of the First Offer Space shall commence, upon the date of delivery of the First Offer Space to Tenant (the "First Offer Commencement Date") and shall terminate on the date set forth in the First Offer Notice.
v.Termination of Right of First Offer. Tenant's rights under this Article XII shall be personal to the Original Tenant and may only be exercised by the Original Tenant (and not any assignee, sublessee or other transferee of the Original Tenant's interest in the Lease) if the Original Tenant occupies the entire Premises. The right of first offer granted herein shall terminate as to particular First Offer Space upon Tenant's failure to timely exercise its right of first offer with respect to such particular First Offer Space. Tenant shall not have the right to

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND THE EXCLUDED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].
lease First Offer Space, as provided in this Article XII, if, as of the date of the attempted exercise of any right of first offer by Tenant, or, at Landlord's option, as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in default under the Lease, or Tenant has previously been in default under the Lease (beyond the expiration of any applicable notice and cure period set forth in the Lease).
XIII.Potential Complex Monument Signage. Provided that (i) Tenant is not then in default of this Lease (beyond the expiration of any applicable notice and cure period set forth in the Lease), (ii) the Original Tenant then occupies the entire Premises, and (iii) provided that Landlord receives all necessary approvals from the City of San Mateo (“City”) to build the "Project Monument", as that term is defined herein, then the Original Tenant shall have the non-exclusive right to elect to have installed (in a location designated by Landlord in Landlord's sole discretion), at Landlord’s sole cost and expense, in accordance with the terms of this Article XIII, one (1) spot (the "Project Identity Spot") identifying the Original Tenant’s name on one (1) spot of the Complex’s monument sign (the "Project Monument"), the proposed location of which is shown on Exhibit C attached hereto. The dimensions of the Project Identity Spot shall be determined by Landlord in its sole discretion. Tenant acknowledges that Landlord has yet to receive approval from the City for the Project Monument, that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the City's approval or disapproval of the Project Monument, and Tenant's right to an Project Identity Spot on the Project Monument shall commence only upon the such approval from the City. Landlord shall use commercially reasonable efforts to obtain the necessary approvals for the Project Monument, provided that if Landlord is unable for any reason to provide such Project Identity Spot or use of the Project Monument to Tenant by any specific date for any reason whatsoever (including, without limitation, the failure to receive City approval), Landlord shall not be liable for any damages resulting therefrom. Should Tenant comply with the foregoing conditions and validly exercise its non-exclusive right to cause its Project Identity Spot to be displayed on the Project Monument, the terms and conditions contained in this Article XIII shall apply with respect thereto. The name set forth on the Project Identity Spot to be installed on the Project Monument, if at all, shall be limited to the name of the Original Tenant. The graphics, materials, color, design, lettering, size, quality, specifications and all other aspects of the Project Identity Spot shall be subject to the prior written approval of Landlord, in Landlord's sole discretion, shall be consistent with the identity spots of the other tenants of the Building and the Complex on the Project Monument, and shall also comply with and be subject to all laws, regulations and requirements of the City (and other applicable governmental authorities); provided, however, that in no event shall the approval by the City (or other applicable governmental authority) of the Project Identity Spot be deemed a condition precedent to the effectiveness of the Amendment. The Project Identity Spot shall be installed by Landlord. Landlord shall maintain and repair the Project Identity Spot and the Project Monument, provided that Tenant shall pay for all reasonable costs incurred by Landlord in connection with such maintenance and repair, prorated based on the number of tenants identified from time-to-time on the Project Monument. At the expiration or earlier termination of this Lease (or within five (5) days following

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND THE EXCLUDED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].
Tenant’s receipt of written notice from Landlord that Tenant’s rights to the Project Identity Spot have terminated as a result of a default by Tenant under this Lease (beyond the expiration of any applicable notice and cure period set forth in the Lease)), Tenant shall, at Tenant’s sole cost and expense, cause (a) the Project Identity Spot to be removed from the Project Monument, and (b) the Project Monument to be restored to its condition existing prior to the installation of the Project Identity Spot (provided that Landlord shall have the right to perform such work and charge Tenant all reasonable cost therefor). If Tenant fails to timely remove any Project Identity Spot and restore the Project Monument as provided in this Article XIII, then Landlord may (but shall not be obligated to) perform such work at Tenant's sole cost and expense. All costs and expenses incurred by Landlord in connection with this Article XIII shall be paid by Tenant to Landlord within twenty (20) days following Tenant's receipt of an invoice therefor to the extent the same are Tenant’s responsibility herein. The signage rights granted to Tenant under this Article XIII are personal to the Original Tenant, and may only be exercised by the Original Tenant if the Original Tenant occupies the entire then-existing Premises.
XIV.Disability Access Disclosure Under Section 1938 of the California Civil Code. In accordance with Section 1938 of the California Civil Code, Landlord has informed the Tenant that the Substitution Space has not undergone an inspection by a Certified Access Specialist to determine if the Substitution Space meets all applicable construction related accessibility standards pursuant to Section 55.53 of the California Civil Code. Landlord makes the following statement in compliance with the requirements of Section 1938(e) of the California Civil Code.

“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs to correct violations of the construction related accessibility standards within the premises.”

If Tenant desires to obtain such CASp inspection, the CASp party, the scope of the inspection and date such inspection shall be performed shall be subject to the prior written approval of Landlord, which will not be unreasonably withheld. Landlord shall have the right to have a representative present during such inspection. The cost of such inspection shall be paid by Tenant without reimbursement or other payment from Landlord. Any work required to be completed as described in the CASp report shall be performed and paid for by Tenant. Landlord reserves the right to contest the findings in any CASp inspection report obtained by Tenant by having another CASp inspect the Substitution Space.

Any CASp inspection report obtained by or provided to Tenant shall be confidential and Tenant shall not disclose such report or the findings in such report to any other party without the prior written consent of Landlord in its sole discretion, except to the extent

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND THE EXCLUDED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].
disclosure is required to parties on a need to know basis only for Tenant to complete repairs and corrections of violations of construction-related accessibility standard that Tenant agrees to make.
XV.Miscellaneous.
i.This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Substitution Space, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.
ii.Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.
iii.In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.
iv.Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.
v.The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.
vi.Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment, other than Jones Lang LaSalle (“Landlord’s Broker”). Landlord shall be responsible to pay Landlord’s Broker any commission owed to Landlord’s Broker pursuant to the terms and conditions of a written agreement between Landlord and Landlord’s Broker. Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND THE EXCLUDED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].
any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.
IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

MPVCA San Mateo LLC,
a California limited liability company

By: Meridian Property Company, a California corporation
Its: Manager

By:    __________________________
Name:    __________________________
Title:    __________________________

By:    __________________________
Name:__________________________
Title:    __________________________

TENANT: KRONOS BIO, INC., a Delaware corporation By: __________________________ Name: __________________________ Title: __________________________

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND THE EXCLUDED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].
EXHIBIT A
SUBSTITUTION SPACE

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND THE EXCLUDED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].
EXHIBIT B
LANDLORD WORK

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND THE EXCLUDED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].
EXHIBIT C
COMPLEX MONUMENT SIGN

1300
TENANT
TENANT
TENANT

Reserved one slot on monument sign for Tenant.

Location of New Monument Sign

SIGN LOCATION
EL CAMINO REAL
PARKING
BARNESON AVE

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